UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2008

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On April 14, 2008, R. Richard Wieland II, Executive Vice President and Chief Financial Officer of Advanced Life Sciences Holdings, Inc. (the “Company”) provided notice of his intent to resign from the Company as described more fully in Item 5.02 below.  Mr. Wieland’s Second Amended and Restated Employment Agreement with the Company, dated November 13, 2007 (the “Existing Employment Agreement”), was terminated in connection with his voluntary resignation, except for certain restrictive covenants that will survive termination.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 14, 2008, R. Richard Wieland II, Executive Vice President and Chief Financial Officer of the Company provided notice of his resignation to pursue other opportunities.  This resignation is effective as of the close of business on April 18, 2008.  Because Mr. Wieland’s separation from the Company was the result of his voluntary resignation, he is not entitled to any special rights, compensation or benefits under the Existing Employment Agreement.

On April 17, 2008, the Company’s Board of Directors appointed John L. Flavin to serve as the Company’s Chief Financial Officer.  Mr. Flavin will continue in his position as President and Director and his employment agreement and compensation will remain unchanged.

John L. Flavin, 39, joined Advanced Life Sciences in June 2002 as Executive Vice President and Chief Financial Officer.  He was elected to the Company’s Board of Directors in 2003 and promoted to President in 2004.  Prior to joining Advanced Life Sciences, Mr. Flavin was the Chief Operating Officer and a director of MediChem Life Sciences, Inc., a drug discovery technology and services company.  Mr. Flavin holds a B.S. in Business Administration from Marquette University and an M.B.A. from Lewis University.  John Flavin in the brother of Michael T. Flavin, Ph.D., the Company’s Chairman and Chief Executive Officer and Patrick W. Flavin, the Company’ s Chief Legal Counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: April 18, 2007	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer